Exhibit 99.1

Harbor Custom Development, Inc. Expands Geographic Footprint –

Enters Sacramento Metro Housing Market

Gig Harbor, Washington, January 20, 2021 (GLOBE NEWSWIRE) –– Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ:HCDI), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced that it has contracted to acquire 64 developed lots in the Darkhorse Golf Course community 33 miles northeast of Sacramento in Auburn, California for $9,143,700.

The Darkhorse Golf Course lots average a half acre in size and provide scenic views of the beautiful four-star rated course and hill country setting. Harbor Custom Homes® anticipates commencing construction of 4 and 5 bedroom luxury homes priced from $900,000 to $1,200,000 beginning in the second quarter of 2021. The 64 lot acquisition marks Harbor’s initial expansion outside of Washington State as it begins to execute its previously stated plan to create a national footprint in areas that exhibit increasing demand along with dwindling supply.

“We are excited to establish a presence in the Sacramento metro marketplace which is a significant milestone for the Company. This is the first of two regional expansions planned for the first quarter of 2021. Urban flight from the Bay Area and Silicon Valley to the less populated bedroom communities like Auburn provides for a steady stream of move up and luxury buyers,” stated Sterling Griffin, President and CEO of Harbor Custom Homes. “We believe creating a national footprint diversifies our revenue opportunities and can ultimately translate into increased shareholder value,” further stated Mr. Griffin.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. Harbor has active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Harbor Custom Development’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com
866-744-0974